UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2014

ACCELERA INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53392	26-2517763
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20511 Abbey Dr. Frankfort, IL	60423
(Address of principal executive offices)	(Zip Code)

(866) 866-0758

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition of Grace Home Health Care, Inc.

On November 25, 2014, Accelera Innovations, Inc. (“we,” “us,” “our,” or the “Company”) entered into a stock purchase agreement (the “Grace SPA”) with Grace Home Health Care, Inc. (“Grace”), a provider of home health care services, as well as Angelito D. Cadiente, and Loida F. Cadiente (collectively the “Grace Sellers”), pursuant to which we agreed to purchase, and the Sellers agreed to sell, all of their Grace shares, collectively representing all of the outstanding shares of common stock of Grace, as well as all of Grace’s assets, for an aggregate purchase price of $5,250,000 (the “Grace Purchase Price”). The Grace Purchase Price is to be paid by us as follows: $2,625,000.00 on or before January 15, 2015 (the “Grace Closing Date”), $1,312,500six months after the Grace Closing Date, and $1,312,500.00 twelve months after the Grace Closing Date. However, we have the right to extend the Grace Closing Date by an additional forty-five (45) days, in order for us to secure the requisite funding, so long as we give notice to the Grace Sellers on or before December 15, 2014. The Grace SPA contains customary representations and warranties and is subject to certain events of default.

We have also agreed to hire Angelo L. Cadiente as Grace’s Chief Executive Officer upon the Grace Closing Date. Under the terms of his proposed employment agreement, Mr. Cadiente will become the Chief Executive Officer for Grace for a period of three years beginning on the Grace Closing Date and pay him an annual base salary of $175,000 plus a bonus in an amount equal to 5% of the increase in Grace’s gross revenue from the base gross revenue earned in the previous year and an additional amount equal to 10% of the base earnings before interest, taxes, depreciation and amortization (“EBITDA”) increases of Grace from the base EBITDA of Grace in the previous year. In addition, Mr. Cadiente will be entitled to four weeks vacation, twelve sick days and health benefits and reimbursement of out of pocket expenses for business entertainment in connection with his duties. Mr. Cadiente is subject to a restriction on solicitation of Grace’s customers or clients following termination of his employment agreement for a period of one year.

The foregoing description of the Grace SPA and Mr. Cadiente’s employment agreement is qualified in its entirety by reference to such agreements which are filed as Exhibit 10.1 hereto and are incorporated herein by reference.

Acquisition of the assets of Watson Health Care, Inc. and Affordable Nursing, Inc.

On November 25, 2014, we entered into an asset purchase agreement (the “Watson-Affordable Nursing APA”) with Watson Health Care, Inc. (“Watson”) and Affordable Nursing, Inc. (“Affordable”) (Watson and Affordable are collectively referred to as the “Sellers”), providers of home health care services, pursuant to which we agreed to purchase, and the Sellers agreed to sell, all of their assets, for an aggregate purchase price of $3,000,000.00 (the “Watson-Affordable Purchase Price”). The Watson-Affordable Purchase Price will be paid by us as follows: $1,000,000.00 on or before January 15, 2015 (the “Watson-Affordable Closing Date”), $1,000,000 on or before six months after the Watson-Affordable Closing Date, and $1,000,000 on or before twelve months after the Watson-Affordable Closing Date. However, we have the right to extend the Watson-Affordable Closing Date by an additional sixty (60) days. The Watson-Affordable APA contains customary representations and warranties and is subject to certain events of default. In addition, Kevin Watson, the sole owner of Watson and Affordable and the Company will mutually agree to a transition period where Mr. Watson will work with Watson and Affordable to transition their operations to the Company. Further, the Company, Watson and Affordable will identify certain employees of Watson and Affordable who will enter into employment agreements with the Company.

The foregoing description of the Watson-Affordable APA is qualified in its entirety by reference to such Watson-Affordable APA, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

(d) Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement between Accelera Innovations, Inc. and Grace Home Health Care, Inc. dated November 25, 2014.
10.2	Asset Purchase Agreement between Accelera Innovations, Inc., Watson Health Care, Inc., and Affordable Nursing, Inc. dated November 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERA INNOVATIONS, INC.

Date: December 3, 2014	By:	/s/ John F. Wallin
John F. Wallin
President and Chief Executive Officer